Exhibit 3.1
ARTICLES OF INCORPORATION
OF
IMPERIAL HOLDINGS, INC.
ARTICLE 1
NAME AND ADDRESS
     Section 1.1 Name. The name of the corporation is Imperial Holdings, Inc. (the “Corporation”).
     Section 1.2 Address of Principal Office. The address of the principal office of the Corporation is 701 Park of Commerce Boulevard, Suite 301, Boca Raton, Florida 33487.
ARTICLE 2
DURATION
     Section 2.1 Duration. The Corporation shall exist perpetually.
ARTICLE 3
PURPOSES
     Section 3.1 Purposes. This corporation is organized for the purpose of transacting any or all lawful business permitted under the laws of the United States and of the State of Florida.
ARTICLE 4
CAPITAL STOCK
     Section 4.1 Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is one hundred twenty million (120,000,000) shares (the “Capital Stock”) divided into classes as follows:
     (a) Forty million (40,000,000) shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”), and which may be issued in one or more classes or series as further described in Section 4.2; and
     (b) Eighty million (80,000,000) shares of voting common stock having a par value of $0.01 per share (the “Common Stock”).
     Section 4.2 Preferred Stock. The Board of Directors is authorized to provide for the issuance of the Preferred Stock in one or more classes and in one or more series within a class and, by filing the appropriate Articles of Amendment pursuant to the applicable laws of Florida which shall be effective without shareholder action, is authorized to establish the number of shares to be included in each class and each series and the preferences, limitations and relative rights of each class and each series.
     Section 4.3 Common Stock. Holders of Common Stock are entitled to one vote per share on all matters required by Florida law to be approved by the shareholders. Subject to the rights of any outstanding classes or series of Preferred Stock having preferential dividend rights, holders of Common

Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon the dissolution of the Corporation, holders of Common Stock are entitled to receive, pro rata in accordance with the number of shares owned by each, the net assets of the Corporation remaining after the holders of any outstanding classes or series of Preferred Stock having preferential rights to such assets have received the distributions to which they are entitled.
ARTICLE 5
INCORPORATOR
     Section 5.1 Name and Address of Incorporator. The name and address of the sole incorporator is as follows:

Name	Address
Robert S. Bernstein	One Independent Drive, Suite 1300 Jacksonville, Florida 32202
ARTICLE 6
REGISTERED OFFICE AND AGENT
     Section 6.1 Name and Address. The street address of the registered office of the Corporation is One Independent Drive, Suite 1300, Jacksonville, Florida 32202, and the name of the registered agent of this Corporation at that address is F & L Corp.

ARTICLE 7
DIRECTORS
     Section 7.1 Number. The number of directors may be increased or diminished from time to time by the bylaws, but shall never be more than fifteen (15) or less than three (3).
     Section 7.2 Election of Directors. Each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.
     Section 7.3 Removal of Directors. Subject to the rights of the holders, if any, of preferred stock of the Corporation to elect additional directors under the specified circumstances, any director may be removed at any time, but only for cause, in accordance with the Corporation’s bylaws.
ARTICLE 8
SHAREHOLDER ACTIONS
     Section 8.1 Annual Meetings. The annual meeting of shareholders for the election of directors and the conduct of such other business as may properly come before the meeting shall be held at such place and time on such day, other than a legal holiday, as the Chief Executive Officer of the corporation in each such year determines; provided, that if the Chief Executive Officer does not act, the Board of Directors shall determine the place, time and date of such meeting. At any annual meeting of the shareholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (c) otherwise properly requested to be brought before the annual meeting by a shareholder of the Corporation in accordance with the Corporation’s bylaws.
     Section 8.2 Special Meetings. A special meeting of shareholders of the Corporation shall be held (a) on call of its Board of Directors or the person or persons authorized to do so by the bylaws, or (b) if the holders of not less than 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Shares shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE 4, special meetings of holders of such Preferred Shares.
     Section 8.3 Shareholder Actions. Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida Law, and no such action may be taken without a meeting by written consent of shareholders.
ARTICLE 9
BYLAWS
     Section 9.1 Bylaws. The bylaws may be amended or repealed from time to time by either the Board of Directors or the shareholders, but the Board of Directors shall not alter, amend or repeal any Bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the Board of Directors.
ARTICLE 10
INDEMNIFICATION
     Section 10.1 Indemnification.
     (a) To the fullest extent permitted by the Florida Business Corporation Act as the same exists or may hereafter be amended, this Corporation shall indemnify a director or officer of this Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, this Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation to make repayment. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify and advance the expenses of any director or officer to the extent provided in this Section 10.1(a).
     (b) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause this Corporation to indemnify or contract in advance to indemnify any person not specified in Section 10.1(a) who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 10.1(a).
ARTICLE 11
AMENDMENT
     Section 11.1 Amendment. The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this           day of                     , 2010.

Robert S. Bernstein, Incorporator

ACCEPTANCE BY REGISTERED AGENT
     Having been named to accept service of process for the above-stated corporation, at the place designated in the above Articles of Incorporation, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties. I am familiar with and I accept the obligations of a registered agent.

F & L CORP., Registered Agent

Charles V. Hedrick, Authorized Signatory

Date: